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              AMENDED AND RESTATED SEVERANCE COMPENSATION AGREEMENT


         AMENDED AND RESTATED SEVERANCE COMPENSATION AGREEMENT (the "Agreement"), dated December 9, 1999, between ECOGEN INC., a Delaware corporation (the "Company") and JAMES P. REILLY, JR. (the "Executive").

         The Company's Board of Directors has determined that it is important to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties. Therefore, the Company is providing the Executive the benefits set forth in this Agreement in the event the Executive's employment with the Company is terminated in certain circumstances.

         1. Termination. (a) If the Executive's employment with the Company is terminated by the Company or by the Executive at any time, the Company shall pay the Executive the compensation set forth in Section 2, unless such termination is a result of (i) the Executive's death, (ii) the Executive's Disability (as defined below), (iii) the Executive's Retirement (as defined below), (iv) Cause (as defined below) or (v) the Executive's termination of the Executive's employment other than for Good Reason (as defined below) within six months of the event constituting Good Reason.

         (b) "Disability" means the Executive's incapacity due to physical or mental illness, as evidenced by the Executive being absent from the Executive's duties with the Company for a period of six months within any 12-month period and, within 30 days after written notice of termination is thereafter given by the Company, not returning immediately to the performance of the Executive's duties. For the purposes of this Agreement, the Executive's "absence" shall include the inability of the Executive to perform the Executive's duties substantially on a full-time basis.

         (c) "Retirement" means termination by the Company or the Executive of the Executive's employment on account of the Executive's having reached age 65 or such other age as shall have been fixed in any retirement arrangement established with the Executive's consent with respect to the Executive.

         (d) "Cause" means (i) any felony conviction or admission of guilt of a felony, (ii) any breach or nonobservance by Employee of the Company's employee policies, (iii) any willful, intentional or deliberate disobedience or neglect by Employee of the lawful and reasonable orders or directions of the Board of Directors; provided that the Board of Directors has given Employee written notice of such disobedience or neglect and Employee has failed to cure such disobedience or neglect within a period reasonable under the circumstances, or
(iv) any willful neglect or deliberate misconduct by Employee that is materially injurious to the Company.
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         (e) "Good Reason" means (without the Executive's prior express written consent):

                  (i) responsibilities or status with the Company or any removal of the Executive from, or any failure to reelect the Executive to, any position consistent with the Executive's duties, responsibilities and status except in connection with the termination of the Executive's employment (x) for Disability, Retirement or Cause, (y) as a result of the Executive's death or (z) by the Executive other than for Good Reason; or

                  (ii) a reduction by the Company in the Executive's salary; or

                  (iii) any failure by the Company to permit the Executive to participate in any benefit plan or arrangement which is generally available to employees of the Company (hereinafter, "Benefit Plans"); or

                  (iv) any change in any incentive, bonus or compensation plan or other arrangement which is likely to materially reduce, in the aggregate, the total compensation payable to the Executive; or

                  (v) a relocation of the Company's principal executive offices to a location which is greater than twenty-five miles from the Company's current place of business or the Company's relocation of the Executive to a place other than the Company's principal executive offices; or

                  (vi) any material breach by the Company of this Agreement or violation of law in respect of the executive's employment; or

                  (vii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

                  (viii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1(f); or

                  (ix) any Change in Control (as defined below).


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         (f) "Change in Control" means:

                  (i) any consolidation or merger involving the Company if the shareholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the shares of common stock immediately before such merger or consolidation;

                  (ii) any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company or assets representing over 50% of the operating revenue of the Company; or

                  (iii) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who was not, on December 2, 1998, a "controlling person" (as defined in Rule 405 under the Securities Act of 1933, as amended) (a "Controlling Person") of the Company shall become (x) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of over 50% of the combined voting power of the Company's then outstanding voting securities entitled to vote generally or (y) a Controlling Person of the Company.

         (g) Any termination by the Company pursuant to Section 1(b), 1(c) or, 1(d) shall be communicated by a Notice of Termination. A "Notice of Termination" means a written notice indicating the specific provisions in this Agreement relied upon and, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (h) "Date of Termination" means (i) if this Agreement is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Executive, provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period, (ii) if the Executive's employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given or (iii) if the Executive gives notice of such termination, immediately upon the giving of such notice.

         2. Compensation. If the requirements of Section 1 are fulfilled, the Company shall continue to pay to the Executive, as severance pay, the Executive's base salary for a period of two years following the Termination Date and shall, for such period, continue to (a) cover the Executive and the Executive's family on all life insurance, health insurance, hospitalization, dental, drug prescription, disability and accidental death and dismemberment plans and policies of the Company that the Executive and the Executive's family are participating in at the time of termination on the same basis of participation as applied prior to termination, to the extent such plans and


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policies permit non-employees to participate therein and subject to any other terms and conditions of such plans and policies and (b) provide the Executive with other standard benefits available at the time to the Company's executive officers, such as automobile privileges; provided, however, if any of the plans described in clause (a) above do not permit the participation therein of persons who are not employees of the Company, the Company shall endeavor, in lieu thereof, to replace such benefit for the Executive with a substantially equivalent benefit to the extent such benefit may be obtained on commercially reasonable terms.

         3. Mitigation; Other Contractual Rights. (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination or otherwise.

         (b) This Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights or rights that would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

         4. Successors. (a) The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason. "Company" means, as used throughout this Agreement, the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section or that otherwise becomes bound by this Agreement by operation of law.

         (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee, or, if there be no such designee, to the Executive's estate.


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         5. Golden Parachute Excise Tax. To the extent that, as a result of a
Change in Control, the Executive receives the compensation set forth in Section 2, the Company shall pay to Executive an amount equal to (i) any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any portion of the increased value accruing to Executive in connection with such compensation set forth in Section 2 plus (ii) any other excise taxes imposed by the Code or under federal, state or local law on the payments provided for in this Agreement. It being understood that in connection with the payment by the Company to Executive of the amounts set forth in the immediately preceding sentence the Company will reimburse Executive's tax cost relating to such payments, including by providing for an appropriate gross-up to ensure that Executive bears no federal (including, without limitation, Medicare taxes), state and local income taxes (the foregoing taxes are hereinafter collectively referred to as "Income Taxes") with respect to such payments. The amount of the taxes provided for in the first sentence of this Section shall be determined by KPMG LLP or another national accounting firm selected by the Company. Any amounts payable by the Company to Executive pursuant to this Section shall be paid to Executive no later than five (5) business days before Executive is obligated to pay any taxes to the Internal Revenue Service or the appropriate state and local revenue authorities. The amounts payable to Executive by the Company pursuant to this Section shall be in addition to, and not in limitation of, the amounts payable to, or on behalf of Executive by the Company pursuant to Section 2 hereof.

         6. Term. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid, upon the termination of the Executive's employment with the Company on account of death, Disability, Retirement or Cause or by the Executive other than for Good Reason.

         7. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

                  If to the Company:

                  Ecogen Inc.
                  2005 Cabot Boulevard West
                  Langhorne, Pennsylvania  19047
                  Attention:  James P. Reilly, Jr.
                                 Chief Executive Officer

                  If to the Executive:

                  James P. Reilly, Jr.
                  16 Inlet Terrace
                  Belmar, New Jersey  07719


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or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         10. Legal Fees and Expenses. The Company shall pay all legal fees and expenses that the Executive may incur as a result of the Company's contesting the validity, enforceability or the Executive's interpretation of, or determinations under, this Agreement.

         11. General. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.


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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                               ECOGEN INC.



                                               By
                                                   -----------------------------
                                                    Name:
                                                    Title:



                                               ------------------------------
                                               Name:  James P. Reilly, Jr.
                                               Title: Chairman and Chief
                                                       Executive Officer


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